Exhibit 99.1

Hatteras Financial Corp. Announces Third Quarter 2009

Financial Results

For Immediate Release

WINSTON-SALEM, N.C. – (BUSINESS WIRE) – Hatteras Financial Corp. (NYSE: HTS) (“Hatteras” or the “Company”) today announced financial results for the quarter ended September 30, 2009.

Third Quarter 2009 Highlights

•	GAAP net income of $1.26 per diluted share, compared to $1.20 per diluted share in the second quarter of 2009

•	Net return on average equity of 20.12%

•	Declared a $1.15 per common share dividend

•	Average net interest spread of 2.93%, compared to 2.97% in the second quarter

•	Quarter end book value per share of $26.07, compared to $23.90 at the end of the second quarter

•	Annualized rate of scheduled and unscheduled principal repayments and prepayments increased to 22.3% versus 20.9% for the second quarter

Third Quarter 2009 Results

During the quarter ended September 30, 2009, Hatteras earned $1.26 per diluted share on net income of $45.8 million, compared to $1.20 per diluted share on net income of $43.5 million during the quarter ended June 30, 2009. The quarter-over-quarter increase in net income was generally the result of having more earning assets for the third quarter of 2009 as compared to the second quarter of 2009.

Net interest income for the quarter ended September 30, 2009, was $49.0 million, compared to $46.5 million for the quarter ended June 30, 2009. The Company’s average earning assets increased to $6.3 billion from $5.9 billion in the previous quarter, and the net interest margin decreased slightly to 2.93% for the third quarter of 2009 from 2.97% in the second quarter of 2009. Although the portfolio yield on the Company’s adjustable rate mortgages (ARMs) for the quarter ended September 30, 2009, declined, short-term funding costs also declined in similar amount. The Company’s average repurchase agreement (repo) rate was lower throughout the quarter than the previous quarter and at September 30, 2009, was 0.33% on all outstanding short-term (less than 30 days) repo positions. Repo rates have generally declined since the beginning of 2009 as stress in the global credit market has eased, causing LIBOR and other lending rates to decrease. This trend continued throughout the third quarter. Operating expenses were $3.2 million for the third quarter versus $3.0 for the second quarter of this year. This equates to an annualized expense ratio of 1.43% of shareholders’ equity based on average equity for the quarter ended September 30, 2009.

The Company’s portfolio, consisting of Fannie Mae and Freddie Mac guaranteed mortgage securities (agency securities), increased to $6.7 billion at September 30, 2009, compared to $6.2 billion at the end of the previous quarter. The portfolio’s weighted average coupon was 4.98% for the third quarter of 2009, compared to 5.11% for the second quarter. The annualized yield on average assets was 4.57% for the third quarter, compared to 4.71% for the second quarter, and the annualized cost of funds on average liabilities (including hedges) was 1.64%, compared to 1.74% in the second quarter.

“We are pleased to again show improved results for our shareholders in the third quarter. While our dividend and book value both increased over previous periods, it is important to note that this was accomplished without lessening our defensive posture,” said Michael Hough, the Company’s Chief Executive Officer. “In our view, hybrid ARMs have been richly priced so our plan has been to pre-invest monthly cash flows efficiently and not to materially increase leverage until we see better value. As we see more clearly how the government intends to participate in our markets, we will evaluate the risks accordingly. In the meantime, the fundamentals remain strong for our strategy and we are comfortable with our focused risk management approach.”

Dividend

Hatteras declared common dividends of $1.15 per share with respect to the three months ended September 30, 2009, up from $1.10 per share for the quarter ended June 30, 2009. Using the closing share price of $29.98 on September 30, 2009, the third quarter dividend equates to an annualized dividend yield of 15.3%.

Portfolio

The $6.7 billion portfolio of agency securities at September 30, 2009, consisted of 21.2% hybrid adjustable-rate mortgages (ARMs) with 36 or fewer months to reset, 55.2% hybrid ARMs with 37 to 60 months to reset, 23.4% hybrid ARMs with 61 to 84 months to reset, and 0.2% hybrid ARMs with 85 to 120 months to reset. Of the Company’s total portfolio, 69.3% are supported by Fannie Mae, and 30.7% are supported by Freddie Mac. At September 30, 2009, the weighted-average term to the next interest rate reset date was approximately 47 months, not adjusting for repayments.

During the third quarter of 2009, the expense of amortizing the premium on the Company’s securities was $5.4 million, compared to $4.8 million during the second quarter of 2009, reflecting both the larger portfolio size and faster principal prepayments. The weighted-average principal repayment rate (scheduled and unscheduled principal payments as a percentage of the weighted-average portfolio, on an annual basis) during the third quarter of 2009 was 22.3%, compared to 20.9% during the second quarter, reflecting some seasoning of the Company’s portfolio and mortgage refinancing becoming available at lower rates.

Portfolio Financing and Leverage

At September 30, 2009, Hatteras had financed its portfolio with approximately $6.0 billion of borrowings under repurchase agreements bearing fixed interest rates until maturity. The Company’s repo debt-to-shareholders’ equity ratio at September 30, 2009, was 6.4 to 1. The Company’s repurchase agreements had a weighted-average term of approximately 57 days. Of the total repo borrowings, $400 million were longer term, with an average term of 16 months. The Company also uses interest rate swap agreements to synthetically extend the fixed interest period of these liabilities and hedge against the interest rate risk associated with financing the Company’s portfolio. As of September 30, 2009, the Company had entered into interest rate swaps with a notional amount of $2.3 billion. The swap agreements, which are indexed to 30-day LIBOR, have an average remaining term of 28 months at an average fixed rate of 2.79%.

Book Value

The Company’s book value (shareholders’ equity) per common share on September 30, 2009, was $26.07, up $2.17, or 9.1%, from the per share book value of $23.90 on June 30, 2009. The increase in book value during the quarter represents the combination of an increase in the value of the Company’s agency securities and relative stability in the value of its interest rate swap positions. Agency security values increased primarily due to lower yields on U.S. Treasury securities, along with effect of the U.S. Treasury’s direct purchases of agency securities.

Conference Call

The Company will host a conference call at 10:00 a.m. EDT on October 28, 2009, to discuss financial results for the third quarter ended September 30, 2009. To participate in the event by telephone, please dial (800) 860-2442 five to 10 minutes prior to the start time (to allow time for registration) and reference the conference passcode 434746. International callers should dial (412) 858-4600. A digital replay of the call will be available on Wednesday, October 28 at approximately 12:00 p.m. EDT through Thursday, November 5 at 9 a.m. EDT. Dial (877) 344-7529 and enter the conference ID number 434746. International callers should dial (412) 317-0088 and enter the same conference ID number. The conference call will also be webcast live over the Internet and can be accessed at Hatteras’ Web site at www.hatfin.com. To monitor the live webcast, please visit the Web site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. An audio replay of the event will be archived on Hatteras’ Web site.

About Hatteras Financial Corp.

Hatteras Financial is a real estate investment trust formed in 2007 to invest in adjustable-rate and hybrid adjustable-rate single-family residential mortgage pass-through securities guaranteed or issued by U.S. Government agencies or U.S. Government-sponsored entities, such as Fannie Mae, Freddie Mac or Ginnie Mae. Based in Winston-Salem, N.C., Hatteras is managed and advised by Atlantic Capital Advisors LLC. Hatteras is a component of the Russell 2000® and the Russell 3000® indices.

Forward-Looking Statements

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company’s control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include the risk factors discussed in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Accordingly, there is no assurance that the Company’s expectations will be realized. Except as otherwise required by the federal securities laws, the Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

– Financial Tables Follow –

Table 1

Balance Sheets

	(Unaudited)
(In thousands, except per share data)	September 30, 2009	December 31, 2008
Assets
Mortgage-backed securities, available for sale at fair value (including pledged assets of $6,347,440 and $4,829,671 at September 30, 2009 and December 31, 2008, respectively)	$6,732,544	$5,107,074
Unsettled purchased mortgage-backed securities, at fair value	570,897	104,656
Cash and cash equivalents	172,825	143,717
Restricted cash	60,065	66,727
Accrued interest receivable	35,348	28,455
Principal payments receivable	30,404	8,788
Note receivable	10,000	—
Interest rate hedge asset	3,507	131
Other assets	1,004	778

Total assets	$7,616,594	$5,460,326

Liabilities and shareholders’ equity
Repurchase agreements	$6,007,909	$4,519,435
Payable for unsettled securities	567,252	104,467
Accrued interest payable	2,863	8,626
Interest rate hedge liability	51,647	62,822
Dividend payable	41,630	26,777
Accounts payable and other liabilities	1,696	1,912

Total liabilities	6,672,997	4,724,039

Shareholders’ equity:
Preferred stock, $.001 par value, 10,000 shares authorized, none outstanding at September 30, 2009 and December 31, 2008	—	—
Common stock, $.001 par value, 100,000 shares authorized, 36,200 and 36,186 shares issued and outstanding at September 30, 2009 and December 31, 2008, respectively	36	36
Additional paid-in capital	769,990	769,159
Retained earnings (accumulated deficit)	5,833	(2,787)
Accumulated other comprehensive income (loss)	167,738	(30,121)

Total shareholders’ equity	943,597	736,287

Total liabilities and shareholders’ equity	$7,616,594	$5,460,326

Table 2

Statements of Income

(Unaudited)

	Three months	Three months	Nine months	Nine months
	Ended	Ended	Ended	Ended
(In thousands, except per share amounts)	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
Interest income:
Interest income on mortgage-backed securities	$72,442	$65,106	$209,833	$133,146
Interest income on cash investments	230	371	480	1,823

Interest income	72,672	65,477	210,313	134,969
Interest expense	23,656	33,251	72,953	70,460

Net interest income	49,016	32,226	137,360	64,509

Operating expenses:
Management fee	2,172	1,794	6,499	4,291
Share-based compensation	332	296	963	894
General and administrative	745	416	1,827	888

Total operating expenses	3,249	2,506	9,289	6,073

Net income	$45,767	$29,720	$128,071	$58,436

Earnings per share - common stock, basic and diluted	$1.26	$1.11	$3.54	$2.81

Dividends per share	$1.15	$1.05	$3.30	$2.49

Weighted average shares outstanding	36,200	26,777	36,194	20,825

Table 3

Key Statistics

(Amounts are unaudited and subject to change)

	Three months ended (unaudited)
(in thousands, except per share amounts)	September 30, 2009	June 30, 2009	March 31, 2009	December 31, 2008	September 30, 2008
Statement of Income Data
Interest income	$72,672	$69,806	$67,835	$63,402	$65,477
Interest Expense	(23,656)	(23,301)	(25,996)	(34,020)	(33,251)

Net Interest Income	49,016	46,505	41,839	29,382	32,226
Operating Expenses	(3,249)	(3,009)	(3,031)	(2,641)	(2,506)
Provision for Claim Receivable	—	—	—	(6,048)	—

Net Income	$45,767	$43,496	$38,808	$20,693	$29,720

Earnings per common share -basic and diluted	$1.26	$1.20	$1.07	$0.73	$1.11
Weighted average shares outstanding	36,200	36,193	36,190	28,516	26,777
Distributions per common share	$1.15	$1.10	$1.05	$1.00	$1.05
Key Portfolio Statistics
Average MBS	$6,347,472	$5,917,582	$5,524,133	$5,004,721	$5,141,952
Average Repurchase Agreements	$5,781,639	$5,359,086	$4,985,718	$4,531,698	$4,678,382
Average Equity	$910,096	$847,728	$785,979	$533,214	$549,310
Average Portfolio Yield	4.57%	4.71%	4.90%	5.05%	5.08%
Average Cost of Funds	1.64%	1.74%	2.09%	3.00%	2.84%
Interest Rate Spread	2.93%	2.97%	2.81%	2.05%	2.24%
Return on Average Equity	20.12%	20.52%	19.75%	15.52%	21.64%
Average Annual Portfolio Repayment Rate	22.26%	20.93%	12.36%	7.84%	8.46%
Debt to Equity (at period end)	6.4:1	6.4:1	6.5:1	6.1:1	8.7:1
Debt to Additional Paid in Capital (at period end)	7.8:1	7.1:1	6.8:1	5.9:1	8.0:1

Note: The average data presented above are computed from the Company’s books and records, using daily weighted values. All percentages are annualized.

Table 4

Mortgage-backed Securities Portfolio as of September 30, 2009

(Amounts are unaudited and subject to change)

	MBS	Gross
	Amortized	Unrealized	Estimated
(dollars in thousands)	Cost	Gain	Fair Value	% of Total
Agency MBS
Fannie Mae Certificates	$4,515,506	$147,440	$4,662,946	69.3%
Freddie Mac Certificates	2,004,880	64,718	2,069,598	30.7%

Total MBS	$6,520,386	$212,158	$6,732,544

				Weighted Avg.
	% of	Current	Weighted Avg.	Amortized
(dollars in thousands)	Portfolio	Face value	Coupon	Purchase Price	Market Value
Months to Reset
0-36	21.2%	$1,369,147	5.06%	$101.55	$1,428,748
37-60	55.2%	3,542,940	4.90%	$101.43	3,713,669
61-84	23.4%	1,500,952	5.11%	$101.42	1,575,691
85-120	0.2%	14,016	4.38%	$101.97	14,436

Total MBS	100.0%	$6,427,055	4.98%	$101.45	$6,732,544

Table 5

Repo Borrowings September 30, 2009

(Amounts are unaudited and subject to change)

	September 30,2009
		Weighted Average
(dollars in thousands)	Balance	Contractual Rate
Within 30 days	$5,507,909	0.33%
30 days to 3 months	100,000	3.72%
3 months to 36 months	400,000	3.01%

	$6,007,909	0.57%

Repurchase Lines Outstanding as of September 30, 2009

(Amounts are unaudited and subject to change)

Repurchase Agreement Counterparties	Amount Outstanding	Percent of Total Amount Outstanding
Bank of America Securities, LLC	$602,602	10.1%
Citigroup Global Markets Inc.	500,000	8.3%
South Street Securities LLC	452,964	7.5%
Deutsche Bank Securities Inc.	518,825	8.6%
Credit Suisse Securities (USA) LLC	434,210	7.2%
BNP Paribas Securities Corp	410,089	6.8%
Barclays Capital Inc.	380,930	6.3%
Mizuho	370,252	6.2%
Cantor Fitzgerald & Co.	429,971	7.2%
MF Global Inc.	308,385	5.1%
Greenwich Capital Markets, Inc.	230,126	3.8%
Daiwa Securities America Inc.	205,799	3.4%
Mitsubishi UFJ Securities (USA), Inc.	356,304	6.0%
LBBW Securities LLC	158,591	2.6%
Jefferies & Company, Inc.	256,411	4.3%
Nomura Securities International, Inc.	19,684	0.3%
Morgan Stanley & Co. Incorporated	225,765	3.8%
ING Financial Markets LLC	147,001	2.5%

Total	$6,007,909	100.0%

Table 6

Hatteras Swap Portfolio as of September 30, 2009

(Amounts are unaudited and subject to change)

		Remaining
	Notional	Term	Fixed Interest
Maturity	Amount	in Months	Rate in Contract
Twelve months or less	300,000	10	2.98%
Over 12 months to 24 months	900,000	18	3.37%
Over 24 months to 36 months	300,000	29	2.95%
Over 36 months to 48 months	600,000	43	2.03%
Over 48 months to 60 months	200,000	50	1.94%

Total	$2,300,000	28	2.79%

Contacts

Hatteras Financial Corp.

Kenneth A. Steele, Chief Financial Officer

336-760-9331

or

CCG Investor Relations

Mark Collinson, Partner

310-954-1343

www.ccgir.com

Source: Hatteras Financial Corp.